Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of this 19th day of December, 2014, between Luminex Corporation (the “Company”), and David S. Reiter (“Reiter”).

WHEREAS, Reiter has been employed as the Senior Vice President, General Counsel and Corporate Secretary of the Company;
WHEREAS, Reiter has indicated his desire to resign and leave all officer and director positions with the Company, effective on or about April 1, 2015 (“Termination Date”);
WHEREAS, the Company desires to retain Reiter, and Reiter desires to serve, as a consultant to the Company for a period of time following his resignation in exchange for certain consideration commensurate with his services and as contemplated hereby; and
WHEREAS, the Company and Reiter desire to resolve any and all differences that could exist between them prior to entering into an arrangement whereby Reiter provides consulting services for the Company.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
1.    Engagement; Term. As consideration for, and conditioned upon, the agreement by Reiter and the Company to release any and all claims against each other, as more fully set forth below, the Company hereby agrees to engage Reiter as a consultant beginning as of his Termination Date (the “Engagement Date”) and Reiter agrees to provide the services described herein. This Agreement will automatically terminate nine (9) months after the Engagement Date (the “Term”).
2.    Services of Reiter. Reiter agrees to advise the Company’s Chief Executive Officer and Vice President, General Counsel and Secretary on legal matters, current litigation, contracts and other transitional and consulting services to be reasonably requested and authorized by the Company’s Chief Executive Officer or Vice President, General Counsel and Secretary from time to time during normal work hours (not to exceed 20 hours per week, unless agreed to by Reiter). Reiter accepts such engagement and represents and warrants to the Company that he will provide the services and perform his duties and responsibilities hereunder in a timely, competent and professional manner, consistent with this Agreement and all applicable laws and regulations.
3.     Payments and Benefits. Provided that Reiter has executed and delivered to the Company on the Termination Date, and has not revoked during the seven (7) day revocation period following the date hereof (the “Revocation Period”), the general release referred to in Section 7 of this Agreement and attached hereto as Exhibit A (the “Release”), the Company shall make the payments and provide the benefits set forth in this Section 3. Reiter will also be provided his current cell phone and IPad, at no cost to Reiter.
3.1    Payments. For the services rendered hereunder by Reiter, the Company will pay to Reiter $12,387.72 per month, with such payments commencing on the first regularly scheduled accounting period which occurs after the expiration of the Revocation Period and payable on or about the same date of each month thereafter. Reiter will not be eligible for any bonus under the Company’s Management Incentive Plan for the 2015 calendar year.
3.2     Benefit Plans. If Reiter elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), he will be provided coverage for himself and his dependents’ medical, vision and dental coverage at no cost for the three (3) months immediately following the Termination Date. Thereafter, Reiter will be solely responsible for the entire cost of health benefits for himself and his dependents, including the full cost of all COBRA payments.
3.3     Expense Reimbursement. Reiter must receive prior written approval from the Company for, or the Company must later ratify in its reasonable discretion, any out-of-pocket expenses arising from services provided in accordance with this Agreement for which he seeks reimbursement, which will be reimbursed pursuant to the Company’s standard policies. All such expenses must be submitted in accordance with the Company’s Expense Policy.
4.    Relationship of Parties. In performing his obligations and services under this Agreement, Reiter will be an independent contractor and will not represent himself as an agent of the Company. Nothing in this Agreement will be construed to constitute either party as the agent, employee or joint venturer of the other, nor will either party have the right to bind the other party or make any promises or representations on behalf of the other party. Reiter will be solely responsible for the withholding and payment of social security and other applicable taxes, fees, and/or withholding on payments made to him by the Company as described herein and he will not be eligible for, and will have no claim against the Company for, fringe benefits, vacation pay, sick leave, retirement benefits, social security, worker’s compensation, disability or unemployment insurance benefits or other employee benefits of any kind.
5.    Confidential and Proprietary Information. Reiter understands and acknowledges (i) that Section 5.6 of the Employment Agreement dated as of October 1, 2003, between Reiter and the Company, as amended (the “Employment Agreement”) is incorporated herein in its entirety by this reference, mutatis mutandis, (ii) that Reiter remains bound by the restrictions set forth therein during the Term and thereafter as set forth therein and (iii) that all Confidential Information (as defined in the Employment Agreement) he receives during the Term will be governed by Section 5.6 of the Employment Agreement.
6.    Termination of Engagement. Reiter may terminate this Agreement before the expiration of the Term by giving the Company thirty (30) days’ written notice of intent to terminate the Agreement. In the event Reiter chooses to terminate this Agreement for any reason other than as a result of any material breach of Company’s obligations hereunder, which is not cured within fifteen (15) days following written notice to Company by Reiter, the Company will have no further obligation to Reiter under this Agreement other than the prorated portion of the monthly fee through the last day Reiter was retained by the Company. If the Company materially breaches any of its material obligations hereunder and such breach is not cured within fifteen (15) calendar days following written notice to Company by Reiter, Reiter may terminate this Agreement and shall be entitled to receive payment of the monthly fee by Company through the end of the Term in accordance with the normal payment schedule described in Section 3 of this Agreement and to all other rights Reiter may have under this Agreement.
The Company may only terminate this Agreement for “cause,” or upon Reiter’s death or a disability which prevents him from performing the consulting services described herein, which termination will be effective immediately. If the Company chooses to terminate this Agreement for “cause,” the Company will have no further obligation to Reiter under this Agreement other than the prorated portion of the monthly fee through the last day Reiter was retained by the Company. If the Company terminates this Agreement without cause (and Reiter has not died or suffered a disability), Company shall pay Reiter the monthly fee through the end of the Term in accordance with the normal payment schedule described in Section 3 of this Agreement.
For purposes of this Agreement, “cause” will include the following: (1) material failure or neglect by Reiter to perform the services hereunder or other material breach of this Agreement; provided that such neglect, failure or breach remains uncured for a period of thirty (30) days after written notice describing the same is given to the Reiter; (2) misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, material misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (3) commission by Reiter of an act negatively affecting any pending or potential litigation; or (4) commission by Reiter of an act involving moral turpitude, dishonesty, theft, or unethical business conduct, or conduct that materially impairs or injures the reputation of, or harms, the Company.
7.    Release. On the Termination Date, Reiter and the Company will execute and deliver the Release attached hereto as Exhibit A.
8.    Miscellaneous.
8.1.    Amendments. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought.
8.2.    Notices. Any notice necessary under this Agreement must be addressed as set forth below:
To the Company:

Luminex Corporation.
12212 Technology Blvd.
Austin, Texas 78727
Fax: (512) 219-5195
Attn: Vice President, Human Resources

To Reiter:
Mr. David Reiter
10201 Milky Way
Austin, TX 78730

Notices may also be addressed to either party at such other address as either party may hereafter designate in writing to the other. Any notice will be deemed effective upon receipt thereof by the addressee or two days after such notice has been mailed, return receipt requested, or sent by a nationally recognized overnight courier service, whichever comes first.
8.3.    Binding Effect; Assignment. The rights and obligations of this Agreement will bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without the consent of Reiter. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. Reiter’s rights or obligations under this Agreement may not be assigned by Reiter.
8.4.    Applicable Law. This Agreement will be construed and enforced according to the laws of the State of Texas.
8.5    Arbitration. All disputes with respect to interpretation of the provisions of this Agreement shall be resolved by binding arbitration in Austin, Texas, pursuant to the American Arbitration Association Employment Rules governing employer-promulgated plans then pertaining. Those arbitration rules of procedures shall be modified by this Section 8.5. No one shall serve as arbitrator who is in any way financially interested in this Agreement or in the affairs of any party hereto. The arbitrator will apply the substantive law of the State of Texas and the United States. The parties shall pay expenses of arbitration pursuant to the American Arbitration Association Employment Rules governing employer-promulgated plans. If any position by either party hereunder, or any defense or objection thereto, is deemed by the arbitrator to have been unreasonable, the arbitrator shall assess, as part of the award against the unreasonable party or reduce the award to the unreasonable party, all or part of the arbitration expenses (including reasonable attorneys’ fees) of the other party and of the arbitrator.
8.6.    No Presumption Created. The parties acknowledge that they have independently negotiated the provisions of this Agreement, that they have had the opportunity to rely upon their own counsel as to matters of law and application, and that neither party has relied on the other party with regard to such matters. The parties expressly agree that there will be no presumption created as a result of either party having prepared in whole or in part any provision of this Agreement.
8.7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original instrument, but all of which taken together will constitute but one instrument.
8.8.    Headings. The headings of the various sections and articles of this Agreement are inserted merely for convenience and do not expressly or by implication limit, define or extend the specific terms of the section or article so designated.
8.9.    Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will, to the extent permitted by law, remain in full force and effect and will in no way be affected, impaired or invalidated.
8.10.    Additional Covenants.
In additional consideration of the Company’s entering into this Agreement and its agreement to provide him with Trade Secret and Proprietary Information necessary for him to provide the services hereunder, Reiter agrees as follows:
8.10.1    Reiter agrees to immediately disclose any potential or actual activity, including business activities and/or other employment, where his role or interest is in direct conflict with the Company’s interest. Although such activities are not automatically prohibited, written approval from the Company’s President and Chief Executive Officer (such approval not to be unreasonably withheld or delayed) is required to participate in any such activity. Reiter’s obligation to provide written disclosure of potential conflicts of interest, or the appearance of conflicts of interest, and to have such activities reviewed and approved in advance by the Company’s President and Chief Executive Officer, continues throughout the Term.

8.10.2    During the Term and for a period of one (1) year subsequent to the conclusion of the Term, Reiter agrees that he will not, without the prior express written permission of the Company’s President and Chief Executive Officer, work as an employee, officer, consultant, contractor, advisor, or agent for the following companies: bioMerieux, Cepheid, GenMark, Becton Dickinson’s Diagnostics business unit, or Focus Diagnostics, a division of Quest Diagnostics, Illumina or Affymetrix. Reiter agrees for a period of one (1) year after the Term he shall not serve in a consulting or contractor role for any Company that is involved in any outstanding litigation against the Company during the Term of the Agreement. During the Term, Reiter agrees not to solicit the business of any current or prospective customer of the Company and which the Company has notified Reiter, or Reiter is actually aware, is a prospective customer of the Company for any company that competes with the Company, provided that Reiter shall be permitted to provide legal services for such companies as long as the services would not in any way harm the Company or the Company’s reputation.
8.10.3    During the Term and for a period of one (1) year subsequent to the conclusion of the Term, Reiter will not solicit, induce, or attempt to induce, any employee of the Company or any subsidiary, or any individual who has been employed by the Company or any subsidiary in the prior six months, (i) to terminate his or her employment with the Company or any subsidiary or (ii) to work for any person, firm, partnership, corporation, or other entity which provides services materially similar to or competitive with the business of the Company or any subsidiary.
8.10.4    Reiter agrees to comply with all Company policies applicable to consultants and applicable laws during the Term.
8.11    Section 409A. It is the intent of the parties that all of the payments and benefits under this Agreement either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder, and this Agreement shall be so interpreted.  It is intended that that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if Reiter is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to Reiter pursuant to this Agreement constitute “deferred compensation” for purposes of Section 409A of the Code and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Reiter’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Reiter’s death. Any payments delayed pursuant to this Section 8.11 shall be made in a lump sum on the first day of the seventh month following Reiter’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Reiter’s death and any remaining payments shall be paid according to the schedule otherwise applicable to the payments. To the extent that any expenses are reimbursed under this Agreement, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury regulations, including (i) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LUMINEX CORPORATION

	By:	/s/ Nachum (Homi) Shamir
	Name:	Nachum (Homi) Shamir
	Its:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ David S. Reiter
David S. Reiter

[Signature page to Reiter Consulting Agreement]

Exhibit A

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (this “Agreement”) dated as of this [•] day of [•], 2015 (the “Effective Date”), is by and between David S. Reiter, (“Executive”) and Luminex Corporation (“Luminex”).

    WHEREAS, Executive’s employment with Luminex has terminated pursuant to that certain Employment Agreement dated as of October 1, 2003, as amended (the “Employment Agreement”);

WHEREAS, Executive and Luminex are parties to a Consulting Agreement of even date herewith (the “Consulting Agreement”);

WHEREAS, as a condition to the agreement by Luminex to enter into the Consulting Agreement and the receipt of certain payments and benefits following the date of this Agreement under the Consulting Agreement and in consideration for the execution and delivery of this Agreement by Luminex, Executive has agreed to execute and deliver this Agreement; and

WHEREAS, in consideration for the agreements and covenants of the Executive contained in the Consulting Agreement and the execution and delivery of this Agreement by the Executive, Luminex has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Termination of Employment. Executive and Luminex hereby agree that Executive’s employment with Luminex has terminated pursuant to Section 2.2.3 of the Employment Agreement effective as of the Effective Date. To the extent he continues to hold any such positions or directorships, Executive hereby resigns all positions and directorships he holds with Luminex and any and all of Luminex’s subsidiaries and affiliates.

2.    Release by Executive. Executive, on his own behalf and on behalf of the Executive Released Parties (defined below), hereby irrevocably and unconditionally releases and forever discharges Luminex, its subsidiaries and other affiliates and their respective agents, employees, representatives, officers, directors, stockholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below) arising from Executive’s relationship (including without limitation as a stockholder) to, employment with or service as an employee, officer, director, or manager of Luminex or its subsidiaries and affiliates, and the termination of any or all of the foregoing relationships (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the Effective Date, including without limitation, any claims of breach of contract or for severance or other termination pay (except as set forth in Section 4 below), or claims of unlawful retaliation, harassment or discrimination or the denial of some benefit or protection provided to employees (for example, discrimination on the basis of age, sex, race, handicap, disability, religion, color or national origin or for complaining of such) under any federal, state or local law, rule or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act of 1988 (WARN), the National Labor Relations Act (NLRA), and/or the Fair Labor Standards Act (FLSA), the Americans with Disabilities Act (ADA), the Genetic Information Nondiscrimination Act (GINA), and/or the Family and Medical Leave Act (FMLA). Except as set forth below, Executive further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action (any of the foregoing, an “Action”) in any city, state or federal court or agency or arbitration tribunal with respect to any Claim against any of the Released Parties or (except as may be required by law) assist any other person or entity with any Action against any of the Released Parties. Notwithstanding anything to the contrary contained in this Agreement, Executive does not release any of the Released Parties and shall not be prohibited from filing or bringing an Action with respect to any right Executive otherwise may have now or in the future (i) to receive distributions or dividends made in respect of Luminex’s capital stock or (ii) to be indemnified by Luminex under the Certificate of Incorporation or Bylaws of Luminex (as the same are currently in effect), any resolution adopted by the Board of Directors of Luminex, or any other separate written agreement or instrument requiring Luminex to indemnify Executive or (iii) to receive workers’ compensation claims or (iv) to receive Accrued Obligations (as such term is defined in the Employment Agreement) or (v) to stock, options, and other equity-based compensation that vested prior to the Effective Date or that vests subsequent to the Effective Date pursuant to the Employment Agreement or an applicable Luminex long-term incentive plan (which stock, options or other equity-based compensation shall be governed by the terms and provisions of the applicable written agreement(s) or instrument(s) and/or the applicable Luminex incentive plan) or (vi) to vested benefits payable under retirement and other employee benefit plans covering Executive (which benefits shall be governed by the terms and provisions of the applicable plan) or (vii) pursuant to the Consulting Agreement.

3.    Release by Luminex. Luminex, on its own behalf and on behalf of the Released Parties, hereby irrevocably and unconditionally releases and forever discharges Executive and his heirs, successors and assigns (collectively, the “Executive Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below) arising from Executive’s employment with or service as an employee, officer, director, or manager of Luminex or its subsidiaries and affiliates, and the termination of any or all of the foregoing relationships against the Executive Released Parties, that now exist. Except as set forth below, Luminex further agrees not to file or bring any Action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim against any of the Executive Released Parties or (except as may be required by law) assist any other person or entity with any Action against any of the Executive Released Parties. Notwithstanding anything to the contrary contained in this Agreement, Luminex does not release any of the Executive Released Parties and shall not be prohibited from filing or bringing an Action with respect to (i) a breach by Executive after the Effective Date of any of Executive’s obligations under the Employment Agreement that by their terms survive termination of the Employment Agreement, including without limitation the provisions of Article 5 of the Employment Agreement, or (ii) in connection with any claim for indemnification by Executive, any obligation or burden of proof applicable to Executive that is a condition to Executive’s right to be indemnified by Luminex under the Certificate of Incorporation or Bylaws of Luminex (as the same are currently in effect), any resolution adopted by the Board of Directors of Luminex, or any other separate written agreement or instrument requiring Luminex to indemnify Executive or (iii) any Claims that arise out of any criminal or fraudulent activity, willful misconduct or gross negligence of Executive or (iv) any of Executive’s obligations under the Consulting Agreement.

4.    Accrued Obligations and Benefits. Executive shall be entitled to receive from Luminex the Accrued Obligations under Section 2.2.3 in the Employment Agreement. In addition, Executive acknowledges that the payments and benefits offered in connection with the Consulting Agreement are in exchange in part for Executive’s execution of this Agreement. Executive acknowledges that no other promise or agreements of any kind have been made to Executive or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement. Executive further acknowledges and agrees that the Accrued Obligations, together with any other payments or benefits that may be due under the terms of the Employment Agreement and the Consulting Agreement, shall constitute full accord and satisfaction of all obligations, including without limitation any and all severance obligations, in connection with Executive’s employment.

5.    Disclaimer of Liability. Executive acknowledges that this Agreement shall not in any way be construed as an admission by Executive or any of the Released Parties of any wrongful or illegal act against the other or any other person, and that Executive and the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Agreement.

6.    COMPETENCY. EXECUTIVE ACKNOWLEDGES THE FOLLOWING:

(a)	THAT HE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

(b)	THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT;

(c)	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

(d)	THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

(e)	THAT EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

(f)	THAT EXECUTIVE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE WAS ALREADY ENTITLED;

(g)
THAT CERTAIN BENEFITS CALLED FOR IN THE CONSULTING AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH LUMINEX WHO DID NOT SIGN A RELEASE SIMILAR TO THIS AGREEMENT, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD THE EXECUTIVE NOT SIGNED THIS AGREEMENT, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS AGREEMENT;

(h)	THAT HE HAS HAD A PERIOD OF AT LEAST 21 DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT;

(i)
THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EXECUTIVE MAY REVOKE AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.

7.    Parties in Interest. This Agreement is for the benefit of the Released Parties and shall be binding upon Executive and his representatives and heirs.

8.    Governing Law. This Agreement and the rights and obligations of Executive hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas.

9.    Amendment. This Agreement may not be clarified, modified, changed or amended except in writing and signed by Executive and Luminex or a successor-in-interest of Luminex.

10.    Non-disparagement. Executive agrees that he will refrain from speaking ill of or making any disparaging comment about Luminex or any of Luminex’s then-current management, other employees or contractors, following the termination of his employment except as may be necessary or advisable, in the reasonable judgment of Executive, to enforce his rights under this Agreement or the Consulting Agreement, enforce claims arising after the Effective Date and not released in this Agreement, or defend a legal action brought against Executive by any of the Released Parties. Notwithstanding anything to the contrary herein, it shall not be a violation of this Section 10 for Executive to provide truthful information or a good faith assessment of the qualifications of a Luminex employee or contractor if asked by a person with a reasonable professional or civic reason for such inquiry. Luminex agrees that it will refrain from speaking ill of or making any disparaging comment about Executive following the termination of his employment except as may be necessary or advisable, in the reasonable judgment of Luminex, to (i) to enforce its rights under the Employment Agreement, the Consulting Agreement or this Agreement not released in this Agreement or (ii) defend a legal action brought against any of the Released Parties by Executive or (iii) comply with applicable securities laws or protect Luminex from potential liability.

11.    Enforcement of Laws. Nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Executive’s right to file a charge or participate in an investigation or proceeding with the Commission. However, Executive waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws. In accordance with 29 C.F.R. § 1625.23(b), nothing within this Agreement is intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement with respect to a claim under the Age Discrimination in Employment Act.

12.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.    Entire Agreement. The Consulting Agreement, the Employment Agreement and this Agreement constitute the entire agreement and understanding between the parties. The Executive has not relied on any oral statements that are not expressly stated in the Consulting Agreement, the Employment Agreement or this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LUMINEX CORPORATION

By:
Name:	Nachum (Homi) Shamir
Its:	President and Chief Executive Officer

David S. Reiter